RETIREMENT AGREEMENT AND RELEASE OF ALL CLAIMS

Exhibit 10.1
RETIREMENT AGREEMENT AND RELEASE OF ALL CLAIMS
     This Retirement Agreement and Release of All Claims (“Agreement”) is made between Sparton Corporation (“Company”) and Richard Langley (“Executive”) as follows:
     1. Retirement from Employment. Pursuant to Section 6(b) of the Executive’s November 22, 2008 Employment Agreement (the “Employment Agreement”), the Company has notified Executive of its intent to terminate the term of the Employment Agreement Without Cause effective April 1, 2009. Accordingly, the parties have mutually agreed that Executive shall retire effective April 1, 2009 (the “Retirement Date”). As of the Retirement Date, Executive resigns from all officer, director or committee positions with the Company and its subsidiaries. Except as set forth in this Agreement and for Executive’s vested rights, if any, under applicable retirement plans, all compensation and benefits from the Company shall terminate on the Retirement Date.
     2. Severance. As provided in the Employment Agreement, Company shall pay Executive the unpaid portions of his salary, less payroll deductions required by law, through the term of the Employment Agreement as if Executive had not been terminated. The severance shall be paid according to the Company’s normal payroll practices, shall commence on the next regular pay period after the expiration of the revocation period described in Section 8(c), and shall be paid in equal installments on the Company’s regular pay periods through the term of the Employment Agreement.
     3. Paid Time Off. Executive shall be paid for 50.25 days (402 hours) of accrued, unused paid time off in the amount of $51,216.35, less payroll taxes required by law. The severance shall be paid according to the Company’s normal payroll practices, shall commence on the next regular pay period after the expiration of the revocation period described in Section 8(c), and shall be paid in equal installments on the Company’s regular pay periods through the term of the Employment Agreement.
     4. Consulting Services. Executive agrees to provide consulting services (without additional charge) to the Company, as reasonably requested by the Company, with respect to matters of which Executive may have knowledge due to Executive’s employment, including but not limited to any transition of Executive’s work responsibilities. The parties agree that the amount of such consulting services and the cooperation in litigation described below shall not exceed 1,000 hours per year. The Company agrees to pay the reasonable and necessary expenses that Executive incurs in providing such consulting services.
     5. Cooperation in Litigation. Executive also agrees to cooperate fully with Employer in its defense of or other participation in any administrative, judicial, arbitral, investigative or other proceeding arising from any charge, complaint or other action that has been or may be filed, or with respect to which the Company may be or become involved, relating to any matter that occurred during Executive’s employment with the Company.
     6. Mutual Release of All Claims. Executive, for himself and any person or representative claiming through him, releases and forever discharges the Company, its parent company, subsidiaries, and affiliated organizations, successors and assigns and its/their past and present directors, officers, Executives, agents, attorneys, benefit plans and plan administrators, sureties and insurers (collectively “Releasees”) from all claims, liabilities, demands, costs, attorney fees, causes of action and damages, including all consequential and incidental damages, whether known or unknown, arising from the beginning of time to the date of this Agreement, including without limitation those relating directly or indirectly to Executive’s employment with the Company and all claims for personal injury, defamation, breach of contract, wrongful discharge, violation of due process or civil rights and violation of any federal, state or local statute, law or ordinance and the common law, including without limitation violation of the Age Discrimination in Employment Act, and/or any federal, state or local law regarding discrimination. Executive further waives any right to monetary recovery should any administrative or governmental agency or any other person or entity pursue any claims on Executive’s behalf. Notwithstanding this Agreement, Company acknowledges that Executive is not releasing any claims concerning the performance of this Agreement, retirement and pension benefits, if any, which Executive is qualified and vested to receive, and benefits under COBRA if Executive so elects. Company further acknowledges that Executive is not releasing his rights of indemnification, if any, under the Company’s by-laws and/or directors and officers liability insurance under the terms of such by-laws and insurance.
     It is understood and agreed that except for the exceptions set forth in this Agreement, this is a full and final release in complete settlement of all claims and rights of every nature and kind whatsoever which Executive has or may have against the Company and other Releasees.
     Except as otherwise provided in this Agreement and for obligations set forth in this Agreement, the Company releases and forever discharges the Executive, his personal representatives, executors, heirs and assigns from and against any and all claims, liabilities, demands, costs, attorney fees, causes of action and damages, including all consequential and incidental damages, whether known or unknown, arising from the beginning of time to the date of this Agreement. Notwithstanding this Agreement, the Executive acknowledges that the Company is not releasing the Executive from any action (i) where he knowingly acted in bad faith, or to personally profit at the Company’s expense, and in a manner that was not in the best interests of the Company or (ii) if Executive had reasonable cause to believe that his conduct was unlawful.
     7. Post-Termination Obligations. Executive agrees that the confidentiality, non-competition and non-solicitation provisions of the Employment Agreement shall survive and shall be complied with by Executive.
     8. Representations and Acknowledgments.
     a. Executive has been given a period of at least twenty-one (21) days in which to consider this Agreement. If executed prior to the end of such twenty-one (21) day period, Executive acknowledges that Executive voluntarily waives the balance of such period.
     b. Executive has been advised by Company to consult with an attorney.
     c. This Agreement shall not be effective or enforceable for a period of seven (7) days following the date of Executive’s signature below, during which time only, Executive may revoke the Agreement. Any such revocation must be in writing, signed by Executive and delivered or mailed so as to arrive within such seven (7) days to Christopher P. Mazzoli at Bodman LLP, 201 W. Big Beaver Road, Suite 500, Troy, MI 48084.
     d. Executive has returned all Company’s property to Company.
     e. Executive has not assigned any rights being released under this Agreement.
     9. Miscellaneous.
     a. This three (3) page Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any prior or contemporaneous promises, agreements or representations between them as to such subject matter, except as otherwise set forth in this Agreement. This Agreement cannot be modified orally but only in a written document signed by Executive and an authorized representative of the Company. This Agreement shall be governed by the laws of the State of Michigan.
     b. If any provision of this Agreement, in whole or in part, is determined to be unlawful or unenforceable, the parties agree that such provision shall be deemed modified, if possible, to the extent necessary to render such provision valid and enforceable to the maximum extent permitted by law and, if not possible, it shall be severed from the Agreement. In either event all remaining provisions of this Agreement shall remain in full force and effect.
     c. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement accurately sets forth the intent and understanding of each party. This Agreement shall not be construed for or against either party as a result of the drafting hereof if there is any dispute over the meaning or intent of any of its provisions.
     d. A facsimile or photocopy of this Agreement is effective as an original.
     Signed below on the date set forth below.
READ BEFORE SIGNING

Company		Executive

Sparton Corporation		Richard Langley

By:	/s/ Cary Wood	By:	/s/ Richard Langley

Name: Cary Wood
Title: Chief Executive Officer

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